For Immediate Release

January 6, 2025

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Adds $117.4 Million to its Committed Pipeline of Build-to-Suit Development Commitments and Schedules Fourth Quarter 2024 Earnings Release and Conference Call

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“Broadstone,” “BNL,” the “Company,” “we,” “our,” or “us”), today announced it has added two new developments with an aggregate estimated total project investment of approximately $117.4 million to its pipeline of build-to-suit development commitments. BNL also announced that it will release its financial and operating results for the quarter and year ended December 31, 2024, after the market closes on Wednesday, February 19, 2025. The Company will host its earnings conference call and audio webcast on Thursday, February 20, 2025, at 1:00 p.m. Eastern Time.

“We are proud of the significant progress we have made in growing our pipeline of committed build-to-suit developments, particularly securing the land on a build-to-suit development for Southwire Company prior to year end, adding to a year substantially comprised of directly-sourced investments,” said John Moragne, BNL’s Chief Executive Officer. “Build-to-suit developments are a key part of our differentiated core building blocks of growth, and we are excited by the host of additional build-to-suit opportunities we are currently evaluating and are looking forward to building a robust and resilient committed pipeline of projects during 2025.”

As of the date of this release, we have secured the land and started construction on two additional build-to-suit development opportunities as outlined below, notably including a new state-of-the-art distribution warehouse facility for Southwire Company that is expected to deliver in the third quarter of 2026. The following table summarizes developments that are actively under construction:

(unaudited, in thousands)
Property	Property Type	Projected Rentable Square Feet	Start Date	Target Completion Date	Total Project Commitment	Estimated Total Project Investment	Cumulative Investment at 12/31/24	Estimated Remaining Funding Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield[1]
Sierra Nevada (Dayton - OH)	Industrial	122	Oct. 2024	Nov. 2025	58,563	$58,563	$4,638	$53,925	7.6%	9.4%
Sierra Nevada (Dayton - OH)	Industrial	122	Oct. 2024	Mar. 2026	55,525	55,525	4,257	51,268	7.7%	9.6%
Southwire (Bremen - GA)	Industrial	1,200	Dec. 2024	Jul. 2026	115,411	107,333	8,285	99,048	7.6%	8.6%
7 Brew (High Point - NC)	Retail	1	Dec. 2024	Mar. 2025	1,975	1,975	1,173	802	7.8%	8.6%
UNFI (Sarasota - FL)	Industrial	1,016	May 2023	Substantially Completed	204,833	200,186	190,573	9,613	7.2%	8.6%
Total		2,461			$436,307	$423,582	$208,926	$214,656

1 Represents the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.

We are also pleased to announce the addition of Sam DeLemos as the Company’s Vice President of Build-to-Suit Development. Prior to joining BNL, Sam worked as a Director in the Structured Real Estate group for Truist Securities where he led structuring and execution for developer and lease initiatives, along with executing build-to-suit transactions through developer and tenant relationships within the bank. During this time, Sam executed over $2.0 billion in transaction volume from acquisition through disposition, including industrial build-to-suit transactions totaling more than 7.0 million square feet.

“We have built a lot of momentum in our build-to-suit pipeline over the last 12 months and are excited by the continued growth prospects that this core building block brings to our business. Sam brings additional relationships and significant experience from sourcing, managing, and closing build-to-suit development projects throughout his career,” said Ryan Albano, President & Chief Operating Officer. “He will play a key role in growing and managing our build-to-suit pipeline, and we are very excited to have him join our team.”

Conference Call and Webcast Details

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/369889726. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-404-975-4839 (local), access code 165365. International access numbers are viewable here: https://www.netroadshow.com/events/global-numbers?confId=76041.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of September 30, 2024, BNL’s diversified portfolio consisted of 773 individual net leased commercial properties with 766 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, restaurant, retail, healthcare, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2024 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 22, 2024, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.